Exhibit 11

                             SARNIA CORPORATION
              Statement Re:  Computation of Per Share Earnings
             (Unaudited - in thousands, except per share data)

                              For the Three-Month        For the Six-Month
                          Periods Ended December 31, Periods Ended December 31,
                          -------------------------- --------------------------
                              1998           1997        1998          1997
                          -----------    ----------- -----------   -----------

NET INCOME APPLICABLE
 TO COMMON STOCK . . . .  $       60     $       17  $       90    $       26
                          ===========    =========== ===========   ===========

Weighted average
 common shares
 outstanding . . . . . .   4,572,545      4,572,545   4,572,545     4,572,545
                          ===========    =========== ===========   ===========


NET INCOME PER SHARE -
 BASIC . . . . . . . . .  $     0.01     $      ---  $     0.02    $     0.01
                          ===========    =========== ===========   ===========



Common shares from
 above . . . . . . . . .   4,572,545      4,572,545   4,572,545     4,572,545
Assumed exercise of
 options (treasury
 stock method) . . . . .      45,244          7,169     101,749        73,281
                          -----------    ----------- -----------   -----------
                           4,617,789      4,579,714   4,674,294     4,645,826
                          ===========    =========== ===========   ===========

NET INCOME PER SHARE -
 DILUTED . . . . . . . .  $     0.01     $      ---  $     0.02    $     0.01
                          ===========    =========== ===========   ===========

                                       -11-